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                                                               Exhibit 99.3

                              DYNATECH CORPORATION

                 INSTRUCTIONS AS TO USE OF DYNATECH CORPORATION
                             SUBSCRIPTION WARRANTS
                      (CONSULT MACKENZIE PARTNERS, INC. OR
                    YOUR BANK OR BROKER WITH ANY QUESTIONS)

   The following instructions relate to a rights offering (the "Rights Offering") by Dynatech Corporation ("Dynatech") of newly-issued shares (the "Shares") of common stock (the "Common Stock") to the holders of record of its Common Stock, as described in Dynatech's Prospectus dated June 1, 2000 (the "Prospectus"). Holders of record of shares of Common Stock as of the close of business on April 20, 2000 (the "Record Date") are receiving 0.389 subscription rights (collectively, the "Rights") for each share of Common Stock they held on the Record Date. No fractional Rights will be granted; if a fractional Right would have been calculated for a holder as a result of the ratio described above, the number of Rights to be granted to such holder has been rounded down to the nearest whole Right.

   Holders of Rights are entitled to purchase one share of Common Stock for each whole Right (the "Basic Subscription Privilege"), upon payment of $4.00 in cash per share (the "Subscription Price"). In this Rights Offering, Dynatech is distributing 4,983,048 Rights exercisable to purchase 4,983,048 shares of Common Stock.

   In addition, subject to the proration described below, each holder of Rights who fully exercises its Basic Subscription Privilege also has the right to subscribe for additional Shares at the Subscription Price (the "Oversubscription Privilege"). Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that all the Shares are not subscribed for by Dynatech's shareholders through the exercise of the Basic Subscription Privilege. If the Shares available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, such available Shares will be allocated pro rata among holders of the Rights exercising the Oversubscription Privilege in proportion to the number of Shares each such holder has purchased pursuant to its Basic Subscription Privilege. See the discussion set forth under "The Rights Offering" in the Prospectus. The Rights will expire on June 19, 2000, at 5:00 p.m., New York City time, unless extended by Dynatech (the "Expiration Date").

   The number of Rights to which you are entitled is printed on the face of your Subscription Warrant. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on the back of your Subscription Warrant and returning the certificate to Equiserve Trust Company, N.A. (sometimes referred to herein as the "Subscription Agent") in the envelope provided.

   In order to exercise Rights, Equiserve Trust Company, N.A. must receive from you prior to 5:00 p.m. New York City time on the Expiration Date, (i) your Subscription Warrant properly executed and delivered by you, or you must have timely complied with the Notice of Guaranteed Delivery requirements for your Subscription Warrants, and (ii) payment of the full Subscription Price for each share you wish to purchase under the Basic Subscription Privilege and the Oversubscription Privilege, including final clearance of any checks. You may not revoke any exercise of a Right.

   For a more complete description of the Rights Offering, as well as Dynatech's reasons for making the offering, please refer to the Prospectus. Copies of the Prospectus are available upon request from Mackenzie Partners, Inc., the information agent for the Rights Offering (toll free 1 (800) 322-
2885).
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1. Subscription Privilege

   To exercise your Rights, complete Form 1 on the rear of your Subscription Warrant and send your properly completed and executed Subscription Warrant, together with payment in full of the Subscription Price for each Share subscribed for under your Basic Subscription Privilege and Oversubscription Privilege, to the Subscription Agent. Payment of the Subscription Price must be made in U.S. dollars for the full number of Shares being subscribed for by (i) check or bank draft drawn upon a U.S. bank or U.S. postal money order payable to Equiserve Trust Company, N.A., as Subscription Agent, or (ii) wire transfer. If you desire to make payment by wire transfer, you must contact Equiserve Trust Company, N.A. at 1 (781) 575-3120 to receive a Wire Authorization Form.

   The Subscription Price will be deemed to have been received by Equiserve Trust Company, N.A. only upon (i) the clearance of any uncertified check, (ii) the receipt by Equiserve Trust Company, N.A. of any certified or cashier's check or bank draft drawn upon a U.S. bank or any U.S. postal money order or
(iii) wire transfer in accordance with the authorization procedure discussed above. If you are paying by uncertified personal check, please note that the funds paid thereby may take up to five business days to clear. Accordingly, holders of the Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, U.S. postal money order or wire transfer of funds.

   Alternatively, you may cause a written guarantee of delivery (a "Notice of Guaranteed Delivery"), accompanied by a Medallion Guaranty, to be received by the Subscription Agent at or prior to the Expiration Date, together with payment in full of the Subscription Price. You may use the Notice of Guaranteed Delivery form enclosed in this package of subscription materials or any substantially equivalent form. In any event, your Notice of Guaranteed Delivery must be properly signed and completed by (i) you, as holder of the Subscription Warrant and (ii) a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an "Eligible Institution"). Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Warrant, the number of Rights being exercised pursuant to the Basic Subscription Privilege, and the number of Shares of Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and must be accompanied by a Medallion Guaranty guaranteeing the delivery to Equiserve Trust Company, N.A. of your properly completed and executed Subscription Warrant within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from Mackenzie Partners, Inc. at the address, or by calling the toll free telephone number, set forth below.

   Banks, brokers or other nominee holders of the Rights who exercise the Rights and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Dynatech, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised, and the number of Shares that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Rights on whose behalf such nominee holder is acting. If more Shares of Common Stock are subscribed for pursuant to the Oversubscription Privilege than are available for sale, such Shares will be allocated, as described above, among persons exercising the Oversubscription Privilege in proportion to such persons' exercise of Rights pursuant to the Basic Subscription Privilege.
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   The address and facsimile numbers of Equiserve Trust Company, N.A. are as follows:

           By Hand:            By First Class Mail:    By Overnight Courier:
ecuritiesSTransfer & Reporting
        Services, Inc.
                             Equiserve Trust Company, Equiserve Trust Company,
                                       N.A.                     N.A.
 C/O Equiserve Trust Company,Attn: Corporate Actions  Attn: Corporate Actions
             N.A.                  PO Box 9573          40 Campanelli Drive
 100 William Street, Galleria Boston, MA 02205-9573     Braintree, MA 02184
      New York, NY 10038

                           By facsimile transmission:
                                1 (781) 575-4826

       You should confirm receipt of facsimile transmissions by calling:
                                1 (781) 575-4816

   The address, telephone and facsimile numbers of Mackenzie Partners, Inc., for inquiries, information or requests for additional documentation is as follows:

         156 Fifth Avenue     CALL TOLL-FREE
         New York, NY 10010  1 (800) 322-2885

   If you exercise less than all of the Rights evidenced by your Subscription Warrant by so indicating in Form 1 on the rear of your Subscription Warrant, at your election Equiserve Trust Company, N.A., will issue to you a new Subscription Warrant evidencing the unexercised Rights. However, if you choose to have a New Subscription Warrant sent to you, you may not receive it in sufficient time to permit you to exercise the Rights evidenced thereby. If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Shares to be purchased according to the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the maximum number of Rights that may be exercised for the Subscription Price payment delivered by you. If the Subscription Price payment you deliver exceeds the amount required to exercise your Basic Subscription Privilege, you will be deemed to have exercised your Oversubscription Privilege to the extent both such funds and Shares are available. Payments for Shares exceeding the number available pursuant to your Oversubscription Privilege will be refunded to you (without interest) as soon as practicable following the Expiration Date.

2. Deliveries.

   You will receive the following deliveries and payments to the address shown on the face of your Subscription Warrant.

   (a) Basic Subscription Privilege. As soon as practicable after the Expiration Date, Equiserve Trust Company, N.A. will mail to each Rights holder who validly exercises the Basic Subscription Privilege certificates representing Shares purchased pursuant to such exercise.

   (b) Oversubscription Privilege. As soon as practicable after the Expiration Date, Equiserve Trust Company, N.A. will mail to each Rights holder who validly exercises the Oversubscription Privilege certificates representing the number of Shares allocated to such Rights holder pursuant to such exercise.

   (c) Cash Payments. As soon as practicable after the Expiration Date, Equiserve Trust Company, N.A. will mail to each Rights holder any excess funds, without interest, received that cannot be used to purchase whole Shares.

3. To Exercise Rights through a Bank or Broker.

   To exercise your Rights through your bank or broker, complete Form 2 on the reverse of your subscription warrant and deliver your properly completed and executed Subscription Warrant to your bank or broker. Your Subscription Warrant should be delivered to your bank or broker in ample time for it to be exercised.
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4. Execution.

   The signature on the Subscription Warrant must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Warrant without any alteration or change whatsoever. Persons who sign the Subscription Warrant in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by Equiserve Trust Company, N.A. in its sole and absolute discretion, must present to Equiserve Trust Company, N.A. satisfactory evidence of their authority to so act.

5. Method of Delivery.

   The method of delivery of Subscription Warrants and payment of the Subscription Price to Equiserve Trust Company, N.A. will be at the election and risk of the Rights holder.

   If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Equiserve Trust Company, N.A. and clearance of payment prior to the Expiration Date.

   Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

6. Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company.

   In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected by instructing DTC to transfer Rights (such Rights being "DTC Exercised Rights") from the DTC account of such holder to the DTC account of Equiserve Trust Company, N.A., together with payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege. The Oversubscription Privilege in respect of DTC Exercised Rights may not be exercised through DTC. The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to Equiserve Trust Company, N.A. at or prior to 5:00 p.m., New York City time on the Expiration Date, a DTC Participant Oversubscription Exercise Form, in the form available from Mackenzie Partners, Inc. at the address and telephone number listed above, together with payment of the appropriate Subscription Price for the number of Shares for which the Oversubscription Privilege is to be exercised.

   If a Notice of Guaranteed Delivery relates to Rights with respect to which exercise of the Basic Subscription Privilege will be made through DTC and such Notice of Guaranteed Delivery also relates to the exercise of the Oversubscription Privilege, a DTC Participant Oversubscription Exercise Form must also be received by Equiserve Trust Company, N.A. in respect of such exercise of the Oversubscription Privilege on or prior to the Expiration Date.

7. Substitute Form W-9.

   Each Rights holder who elects to exercise the Rights should provide Equiserve Trust Company, N.A. with a correct Taxpayer Identification Number ("TIN") on Substitute Form W-9, which is included in this package of subscription materials. Additional copies of the Substitute Form W-9 may be obtained upon request from Mackenzie Partners, Inc. at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such holder to 31% federal income tax withholding with respect to any dividends paid by Dynatech on Shares purchased upon the exercise of Rights.